EXHIBIT 10.12

Summary of Compensation Policy for Directors of Analogic Corporation

The Chairman of the Board is entitled to receive a monthly fee of $5,000. Each director of the Company who is not an employee of the Company is entitled to an annual fee of $15,000. In addition, each director of the Company who is not an employee of the Company is entitled to a fee of $1,500 per meeting for each meeting of the Company’s Board of Directors (the Board) or any Board committee attended in person, or a fee of $1,000 per meeting for each meeting of the Board or any Board committee attended by telephone, together with reimbursement of travel expenses under certain circumstances. In addition, each director who serves as a chairman of a Board committee and is not an employee of the Company is entitled to an annual fee of $3,000.

Pursuant to the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended December 8, 2003 and September 20, 2006 (the 1997 Plan), options to purchase 150,000 shares of Common Stock may be granted only to directors of the Company or any subsidiary who are not employees of the Company or any subsidiary. The exercise price of options granted under the 1997 Plan is the fair market value of the Common Stock on the date of grant. The 1997 Plan provides that each new non-employee director who is elected to the Board shall be granted an option to acquire 5,000 shares, effective as of the date he or she is first elected to the Board.

Every four (4) years from the date on which a non-employee director was last granted a non-employee director option, that non-employee director shall be granted an option to acquire 5,000 shares, effective as of the date of that fourth anniversary.

Options granted under the 1997 Plan become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, and expire ten (10) years after the date of grant.

The 1997 Plan is administered by members of the Company’s Board of Directors.